Exhibit 99.4
Transformational Strategic Merger September 27, 2023 Enhancing Value for our Shareholders, Customers and Communities

2 Disclaimer & Forward Looking FORWARD-LOOKING STATEMENTS This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the beliefs, goals, intentions, and expectations of PFIS and FNCB regarding the proposed transaction, revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of expected losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed transaction; the expected cost savings, synergies, returns and other anticipated benefits from the proposed transaction; and other statements that are not historical facts. Forward‐looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “will,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction. Additionally, forward‐looking statements speak only as of the date they are made; and except as required by law, PFIS and FNCB do not assume any duty, and do not undertake, to update such forward‐looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward‐looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated or implied in such forward-looking statements as a result of a variety of factors, many of which are beyond the control of PFIS and FNCB. Such statements are based upon the current beliefs and expectations of the management of PFIS and FNCB and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between PFIS and FNCB; the outcome of any legal proceedings that may be instituted against PFIS or FNCB; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the surviving corporation or the expected benefits of the proposed transaction); the ability of PFIS and FNCB to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risks related to capital actions of PFIS, FNCB and the combined entity, including related to actions concerning dividends; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where PFIS and FNCB do business; the risks related to PFIS and FNCB not achieving their estimated financial performance; the risks related to changes in the interest rate environment, including the recent increases in the Board of Governors of the Federal Reserve System benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect PFIS’ and FNCB’s revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; risks related to the uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System; risks related to the volatility and disruptions in global capital and credit markets; risks related to the movements in interest rates; risks related to reform of LIBOR, the credit risks of lending activities, which may be affected by deterioration in real estate markets and the financial condition of borrowers, and the operational risk of lending activities, including the effectiveness of PFIS’ and FNCB’s underwriting practices and the risk of fraud; risks related to the fluctuations in the demand for loans; risk related to the ability to develop and maintain a strong core deposit base or other low cost funding sources necessary to fund PFIS’ and FNCB’s activities particularly in a rising or high interest rate environment; risks related to the rapid withdrawal of a significant amount of deposits over a short period of time; the risk related to the impact of other bank failures or other adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; risks related to the impact of natural disasters or health epidemics; risks related to data security and privacy, including the impact of any data security breaches, cyberattacks, employee or other internal misconduct, malware, phishing or ransomware, physical security breaches, natural disasters, or similar disruptions; risks related to volatility in the trading price of PFIS’ and FNCB’s common stock; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate FNCB's operations and those of PFIS; such integration may be more difficult, time-consuming or costly than expected; revenues following the proposed transaction may be lower than expected; PFIS and FNCB's success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by PFIS issuance of additional shares of its capital stock in connection with the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of PFIS and FNCB to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally; the impact of continuing inflation and risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction and other factors that may affect future results of PFIS and FNCB; and the other factors discussed in the “Risk Factors” section of each of PFIS and FNCB's Annual Reports on Form 10‐K for the year ended December 31, 2022, in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of each of PFIS’ and FNCB's Quarterly Reports on Form 10‐Q for the quarters ended March 31, 2023 and June 30, 2023, and other reports PFIS and FNCB file with the U.S. Securities and Exchange Commission (the “SEC”).

3 Additional Information ADDITIONAL INFORMATION AND WHERE TO FIND IT In connection with the proposed transaction, PFIS will file a registration statement on Form S-4 with the SEC. The registration statement will include a joint proxy statement of PFIS and FNCB, which also constitutes a prospectus of PFIS, that will be sent to shareholders of PFIS and shareholders of FNCB seeking certain approvals related to the proposed transaction. The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SHAREHOLDERS OF PFIS and FNCB AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ,WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILEDOR TO BE FILED WITH THE SEC IN CONNECTIONWITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PFIS, FNCB AND THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about PFIS and FNCB, without charge, at the SEC’s website (http://www.sec.gov). Copies of documents filed with the SEC by PFIS will be made available free of charge in the “Investor Relations” section of PFIS’ website, https://pfis.q4ir.com/, under the heading “SEC Filings.” Copies of documents filed with the SEC by FNCB will be made available free of charge in the “About FNCB” section of FNCB's website, https:www.fncb.com. PARTICIPANTS IN SOLICITATION PFIS, FNCB, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding PFIS's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 5, 2023, and certain other documents filed by PFIS’s with the SEC. Information regarding FNCB's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 10, 2023, and certain other documents filed by FNCB with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph. PUBLIC PEER DEFINITION & SOURCE Peer group data presented throughout this presentation is based on a group consisting of major exchange-traded banks and thrifts with $3-$10 billion and excludes fin-tech based banks, adopters of the community bank leverage ratio and public merger targets for comparative purposes. Unless otherwise noted, the peer group consists of companies headquartered in the Mid-Atlantic and Northeast geographic regions. All data is from S&P Global Market Intelligence and FactSet Research Systems.

Agenda I. Transaction & Franchise Combination Overview Due Diligence & Key Financial Impacts II. Conclusion III. Appendix IV.

I. Transaction & Franchise Combination Overview

Transaction Summary

Merger Structure & Consideration	▪ Holding Company Merger: Peoples Financial Services Corp. ("PFIS"), FNCB Bancorp, Inc. ("FNCB") ▪ Bank Merger: Peoples Security Bank and Trust Company and FNCB Bank ▪ 100% common stock; PFIS to issue shares to FNCB shareholders ▪ Fixed exchange ratio of 0.1460x; implied price per share of $6.44[1]
Enhanced Cash Dividends	▪ PFIS is expected to raise its cash dividend post-closing to a level that keeps FNCB neutral with respect to its current dividend ▪ PFIS annual cash dividends post-closing are projected to be $2.47 per share, an increase of 51% from the current annualized dividend of $1.64 per share. ▪ Assuming this dividend change PFIS dividend yield would increase from 3.7% to 5.6%, assuming PFIS share price of $44.13[1]
Ownership	▪ ~71% PFIS / ~29% FNCB
Leadership Team	▪ Craig Best (PFIS) | CEO ▪ Gerard Champi (FNCB) | President ▪ Thomas Tulaney (PFIS) | COO ▪ John Anderson (PFIS) | CFO ▪ James Bone Jr., CPA (FNCB) | Chief Operations Officer
Management Succession Plans	▪ Merger closing is estimated to be in the first half of 2024 ▪ On the 1 year anniversary of the merger, Craig Best will retire from his executive roles (but will remain a director) ▪ At the 1 year anniversary, Gerard Champi and Thomas Tulaney would assume the CEO and President positions of the Holding Company and Bank, respectively
Board of Directors	▪ Holding Company Board would be equally split at closing with 8 members from each company ▪ Board split to be maintained for three years (2024-2026) ▪ Bank Subsidiary Board would consist of the same members as the Holding Company Board with the additions of Thomas Tulaney and Gerard Champi
Headquarters	▪ Holding company headquarters: Scranton, PA | Bank headquarters: Dunmore, PA
Brand + Entities	▪ Combined holding company will be Peoples Financial Services Corp. ▪ FNCB Bank will merge with and into Peoples Security Bank and Trust Company
Timing & Approval	▪ Subject to receipt of approvals from shareholders of both companies as well as required regulatory approvals ▪ Targeted closing in the first half of 2024

(1) Assumes PFIS 20-day volume weighted average stock price for the period ended September 26, 2023 of $44.13.

6

7 Strategic Rationale: Key Elements Complementary cultural values & community focus for a better banking experience Favorable post-closing trading liquidity dynamics Excellent share of the Scranton MSA and opportunity to accelerate growth in the expansion markets Material acceleration of each entity’s size, strength, profitability and shareholder value prospects Pro forma entity is expected to have increased liquidity and is expected to be well capitalized

Creating a Powerhouse Pennsylvania Community Banking Franchise

Pro Forma Key Highlights[1]

$5.5 B
Assets

83%
Loans / Deposits

$4.0 B
Loans

10.0%
CET1 Ratio

$4.9 B
Deposits

1.11%
2025E ROA
Fully phased-in synergies

59%
2025E
EPS Accretion

~11.3%, 2.4 Yr
TBV Dilution / Earnback

Attractive Pro Forma Footprint with a Combination of Solid Legacy Franchise Market Share Coupled with Successful New Expansion Markets



(28)
(16)
Binghamton
PA
NY
Dunmore
Wilkes-Barre
Berwick
East Stroudsburg
Allentown
Plainfield
NJ
Lancaster
Levittown

Not Pictured Above: Pittsburgh, PA

#1 Community Bank[2] in Our Footprint and #5 in Pennsylvania Overall[3]

Scranton MSA Deposit Market Share

#	Company	Deposits ($B)	Market Share (%)
1	The PNC Finl Svcs Grp	3.7	24%
	Pro Forma Combined	**2.7**	**17%**
2	Fidelity D & D Bancorp Inc.	1.6	10%
3	**FNCB Bancorp Inc.**	**1.4**	**9%**
4	Community Bank System Inc.	1.3	8%
5	**Peoples Financial Services**	**1.3**	**8%**
6	M&T Bank Corp.	1.2	8%
7	Wells Fargo & Co.	1.2	8%
8	NBT Bancorp Inc.	0.7	4%
9	F.N.B. Corp.	0.6	4%
10	Citizens Financial Group Inc.	0.6	4%

Top 10 Pennsylvania Community Banks[3]

By asset size

#	Company	Assets ($B)
1	First Commonwealth Financial	$11.3
2	S&T Bancorp Inc.	9.3
3	Univest Financial Corp.	7.6
4	CNB Financial Corp.	5.7
	Pro Forma Combined	**5.5**
5	Mid Penn Bancorp Inc.	5.1
6	**Peoples Financial Services**	**3.7**
7	Orrstown Financial Services	3.0
8	Citizens Financial Services	2.9
9	Citizens & Northern Corp.	$2.5
10	Fidelity D & D Bancorp Inc.	$2.4
20	**FNCB Bancorp Inc.**	**1.9**

Source: Company Documents, S&P Global Market Intelligence. Note: Map excludes 1 PFIS location in Warrendale, PA a suburb of Pittsburgh, PA. FDIC Deposits data as of June 30, 2023. (1) Pro forma financials are based on March 31, 2024 estimated closing date and include the impact of purchase accounting adjustments and balance sheet strategies. (2) Community banks defined as having less than $5 billion in assets. (3) Includes banks with under $20 billion in total assets and financial data as of June 30, 2023.

8

Opportunity to Accelerate the PFIS Geographic Expansion Strategy

Geographic Expansion Strategy

- ✓ **Following completion of the Penn Security/Peoples merger in 2013, PFIS initiated a organic growth plan focused on new markets**
- ✓ **The expansion strategy has been focused in:**
  - Lehigh Valley (2014 start)
  - Greater Delaware Valley: King of Prussia (2016 start), Doylestown (2020 start)
  - Central PA (2019 start)
  - Central NJ & Pittsburgh (2021 start)

Deposit Growth in Target Markets

Greater Delaware Valley

($mm)



34% CAGR
$21
$123
2017
Current

Lehigh Valley

($mm)



22% CAGR
$92
$310
2017
Current

FNCB 1st Equipment Finance Expansion Strategy

Outstanding Loans ($mm)



$2
$10
$26
$46
$65
$84
$113
$135
2021Q3
2021Q4
2022Q1
2022Q2
2022Q3
2022Q4
2023Q1
2023Q2



Legacy Market
Expansion Market
(28)
(16)
Pittsburgh
Harrisburg
Trenton
Philadelphia
Chester
New Jersey

Highly Attractive Demographics

Median Household Income ($000s)



$72
$103
$104
$71
$74
Lehigh Valley
Greater Delaware Valley
Central NJ
State of PA
US Average

PFIS Balance Sheet

- **Stable, Legacy Non-Metro Markets**
  - ✓ $2.5 billion in deposits
  - ✓ $1.1 billion in loans
  - ✓ Strong deposit market share position
  - ✓ Highly granular, long-dated customer base
- **Growth & Expansion Markets**
  - ✓ $660 million in deposits
  - ✓ $1.7 billion in loans
  - ✓ Track record of organically growing loans & deposits in branch lite manner
  - ✓ Tailwinds with recent consolidation activity and population migration out of NJ and into Greater Lehigh Valley Market

Source: S&P Global Market Intelligence, FDIC, Federal Reserve Bank. Note: FDIC deposit data is as of June 30, 2023. Note: Lehigh Valley defined as Lehigh and Northampton Counties, Greater Delaware Valley defined as Montgomery and Bucks Counties, Central NJ defined as Middlesex County.

9

Company Overviews

PFIS Company Description

- Founded in 1905 and headquartered in Scranton, Pennsylvania
- 28 branches
- Recent growth focused on expansion strategy focused in the Lehigh Valley, Greater Delaware Valley, central NJ and Pittsburgh markets
- Company has grown materially since the 2013 merger-of-equals between Penn Security and Peoples Neighborhood Bank

$ in millions	YE 12/31/2022	YTD 6/30/2023
Balance Sheet:		
Total Assets	$3,554	$3,682
Total Loans	2,730	2,843
Total Deposits	3,047	3,229
TCE / TA (%)	7.22	7.42
Leverage (%)	9.69	9.61
CET1 (%)	12.64	12.75
Risk Based (%)	13.66	13.60
Regulatory CRE / TRBC (%)	327	329
Asset Quality:		
Nonaccrual Loans / Total Loans (%)	0.07	0.07
ACL / Nonacrrual Loans (x)	13.5x	12.2x
Profitability Ratios:		
Net Income	$38,090	$17,004
ROAA (%)	1.12	0.94
ROATCE (%)	14.91	12.86
Net Interest Margin (%)	3.02	2.69

FNCB Company Description

- Founded in 1910 and headquartered in Dunmore, Pennsylvania
- 16 branches
- Highly granular deposit base focused in the Scranton MSA with well-balanced consumer and commercial lending capabilities
- Recent growth efforts include establishment of 1st Equipment Finance, a C&I platform and team lift-out

$ in millions	YE 12/31/2022	YTD 6/30/2023
Balance Sheet:		
Total Assets	$1,746	$1,862
Total Loans	1,124	1,201
Total Deposits	1,421	1,476
TCE / TA (%)	6.81	6.66
Leverage (%)	8.77	8.98
CET1 (%)	11.94	11.91
Risk Based (%)	13.11	12.97
Regulatory CRE / TRBC (%)	157	155
Asset Quality:		
Nonaccrual Loans / Total Loans (%)	0.25	0.31
ACL / Nonacrrual Loans (x)	5.1x	3.5x
Profitability Ratios:		
Net Income	$20,445	$5,468
ROAA (%)	1.21	0.62
ROATCE (%)	15.55	8.79
Net Interest Margin (%)	3.38	2.77

Source: Company Documents, S&P Global Market Intelligence, FactSet. Note: BHC data used. Regulatory capital ratios are bank-level regulatory data.

10

Loan Composition

Peoples Financial Services Corp.



Consumer Lending 3%
Municipal/ Other 8%
C & I 14%
Owner-Occupied CRE 14%
Multi-family 9%
Nonowner-Occupied CRE 26%
Construction & Land 9%
Residential (2) Mortgage 18%
$2.8 B Total Loans

Q2 2023 Yield on Loans: 4.72%

CRE/TRBC: 329%

FNCB Bancorp, Inc.



C & I 28%
Owner-Occupied CRE 15%
Multi-family 5%
Nonowner-Occupied CRE 12%
Construction & Land 6%
Residential(2) Mortgage 21%
Consumer Lending 7%
Municipal/ Other 6%
$1.2 B Total Loans

Q2 2023 Yield on Loans: 5.36%

CRE/TRBC: 155%

Pro Forma Combined[1]



Consumer Lending 4%
Municipal/ Other 8%
C & I 18%
Owner-Occupied CRE 14%
Multi-family 7%
Nonowner-Occupied CRE 22%
Construction & Land 8%
Residential(2) Mortgage 19%
$4.0 B Total Loans

Q2 2023 Yield on Loans: 4.91%

CRE/TRBC[3]: 314%

- ✓ The combined loan portfolio is well diversified
- ✓ Shifts loan mix away from Non-Owner Occupied CRE and Constructions
- ✓ Shifts mix toward C&I and Owner-Occupied CRE
- ✓ Consumer lending and residential mortgages remain important components

Source: S&P Global Market Intelligence. Note: Financial data as of, or for the quarter ended, June 30, 2023. Bank-level regulatory data used. (1) Excludes impact of purchase accounting adjustments and balance sheet strategies. (2) Residential Mortgage includes Residential Mortgage and Home Equity. (3) Pro Forma as an expected closing date of March 31, 2024 excluding impact of purchase accounting adjustments and balance sheet strategies. Bank-level regulatory data shown.

11

Deposit Composition

Peoples Financial Services Corp.	FNCB Bancorp, Inc.	Pro Forma Combined[1]
		
Q2 2023 Cost of Deposits: 1.70%	Q2 2023 Cost of Deposits: 1.67%	Q2 2023 Cost of Deposits: 1.69%
Loan / Deposit Ratio: 88%	Loan / Deposit Ratio: 81%	Loan / Deposit Ratio[2]: 83%
Uninsured Deposits (per FDIC definition)		
Uninsured Deposits / Deposits: 25%	Uninsured Deposits / Deposits: 42%	Uninsured Deposits / Deposits: 31%

Noninterest-bearing Deposits 22%
Time Deposits 19%
$3.2 B Total Deposits
IB Demand, Savings & MMDA 59%

Noninterest-bearing Deposits 19%
Time Deposits 24%
$1.5 B Total Deposits
IB Demand, Savings & MMDA 56%

Noninterest-bearing Deposits 21%
Time Deposits 21%
$4.7 B Total Deposits
IB Demand, Savings & MMDA 58%

- ✓ **Highly granular core deposit franchises**
- ✓ **Combined wholesale funding will be materially reduced at closing through a de-leveraging strategy**
- ✓ **Low level of uninsured deposits**
  - PFIS uninsured: 25% / uninsured less public funds: 11%
  - FNCB uninsured: 42% / uninsured less public funds: 22%

Source: S&P Global Market Intelligence, Company Documents. Note: Financial data as of, or for the quarter ended June 30, 2023. Bank-level regulatory data shown.
(1) Excludes impact of purchase accounting adjustments and balance sheet strategies. (2) Pro Forma as an expected closing date of March 31, 2024 includes impact of purchase accounting adjustments and balance sheet strategies.

12

II. Due Diligence & Key Financial Impacts

14 Key Merger Assumptions Structural Elements ▪ Assumed closing date of early second quarter of 2024 ▪ All stock transaction; fixed exchange ratio of 0.146x ▪ Implied consideration per FNCB share of $6.44, or $129.0 million in aggregate deal value(1) ▪ PFIS is the legal and accounting acquiror ▪ PFIS cash dividends post-closing will be increased from $1.64 to $2.47 annual per share to create a neutral dividend impact to FNCB shareholders Estimated Cost Savings ▪ Full run rate of $11.5 million pre-tax achieved in 2025, $5.8 million achieved in 2024. ▪ Cost saving approximate 30% of FNCB expenses, approximately 10.5% of combined entities operating expenses Revenue Enhancements ▪ Identified, but not modeled Estimated Merger & Integration Costs ▪ Closing date merger charge of $19.0 million pre-tax / $15.5 million after-tax, year 2 merger charge of $1.2 million pre-tax / $1.0 million after tax ▪ Fully reflected in computation of pro forma tangible book value per share at the closing time period Balance Sheet De-Leveraging ▪ $200 million of balance sheet re-positioning modeled with an assumed sale of FNCB’s municipal bonds with proceeds used to paydown borrowings ▪ Additional balance sheet optimization strategies identified, but not modeled Estimated Marks on Balance Sheet ▪ AFS Investment of $59.1M pre-tax accreted over the weighted average life of each security ▪ Gross credit discount: $21.5 million pre-tax, 1.8% of gross loans: ‒ Non-PCD loan credit mark of $10.1 million (1.08% of Non-PCD Loans), accreted over 6 years (sum-of-the -ears digits) ‒ PCD loans credit mark of $11.5 million (4.30% of PCD loans), applied as an ACL ‒ Day 2 CECL reserve equal to $10.1 million ▪ Loan interest rate discount: $36.6 million, 3.0%, accreted over 6 years (sum-of-year digits) ▪ Core deposit intangible: $34.6 million (equivalent to 3.1% of non-time deposits), amortized over 10 years (sum-of-the-year digits) ▪ Fair value mark on fixed assets, servicing rights, derivatives, time deposits, FHLB borrowings, and trust preferred are accreted based on estimate remaining lives of related assets and liabilities ▪ PFIS net income of $27.0 million in 2024 and $28.4 million in 2025 ▪ FNCB net income of $13.9 million in 2024 and $16.1 million in 2025 Standalone Earnings(2) Source: SP Global Market Intelligence, Company Documents. (1) Assumes PFIS 20-day volume weighted average stock price for the period ending September 26, 2023 of $44.13. (2) Based on internal management estimates.

15 (1) Shown for illustrative purposes; Contemplates potential new FASB accounting implementation. (2) Assumes removal of all purchase accounting marks. Pro Forma Financial Impact Proposed GAAP Excluding CECL Day 2 Double Count(1) GAAP Financial Results Pro Forma BHC Capital Ratios @ Closing 43% 2024E EPS Accretion 59% 2025E EPS Accretion Pro Forma BHC Capital Ratios @ Closing GAAP Earnings Impact GAAP TBV Impact TCE / TA 6.5% CET1 10.0% Leverage 7.7% Total Risk-Based Capital 11.7% Earnings Impact Excluding Purchase Accounting(2) 18% 2024E EPS Accretion 32% 2025E EPS Accretion 18% 2024E EPS Accretion 32% 2025E EPS Accretion 38% 2024E EPS Accretion 54% 2025E EPS Accretion 11.3% Dilution At Close 2.4 Year Earnback (Crossover) 9.3% Dilution At Close 2.2 Year Earnback (Crossover)

Pro Forma Financial Snapshot: Top-Tier Projected Profitability

Pro Forma Financial Performance Relative to $3 – 10BN Asset Banks[(1)]

Attractive Net Interest Margin



3.0%

Percentile Rank:
57%
(Combined vs. Peers)

Low Efficiency Ratio



55%

Percentile Rank:
86%
(Combined vs. Peers)

Strong Projected ROAA



1.11%

Percentile Rank:
95%
(Combined vs. Peers)

Strong Projected ROATCE



15.8%

Percentile Rank:
100%
(Combined vs. Peers)

Source: S&P Global Market Intelligence, Company Documents, FactSet. Note: Market data as of September 26, 2023.
Note: Please see peer group criteria on page 3. (1) Peer data is based on 2024 Consensus Analysis estimates from FactSet and PFIS/FNCB pro forma combined company financial metrics are based on 2025 projections which is the first year the merger impact is fully phased-in.

16

41% 39% 40% PFIS Pro Forma Peers $3.95 $6.29 PFIS Pro Forma $1.64 $2.47 PFIS Pro Forma • PFIS is expected to will raise its cash dividend following the merger to the level which is intended to create a neutral impact to FNCB’s current dividends (therefore FNCB’s shareholders would not incur dividend dilution) • The transaction is expected to be significantly accretive to net income and the 2025 projected dividend payout ratio will be lower as a combined company relative to PFIS on a standalone basis 17 Meaningful Increase in Cash Dividends Earnings per Share Dividend Payout (%) Cash Dividends per share Source: S&P Global Market Intelligence, FactSet, Management Guidance. Note: Peer data is most recent quarter available. Note: Please see peer group criteria on page 3. (1) Assumes PFIS 20-day volume weighted average stock price for the period ending September 26, 2023 of $44.13. (2) Based on internal management estimates. 3.7% 5.6% 4.6% PFIS Pro Forma Peers PFIS 2025 Projected Current Dividend Yield (%)(1)

Superior Projected Returns Relative to Comparable M&A


GAAP EPS Accretion
Fully phased-in synergies
59.2%
27.5%
Comparable M&A Median(1)


TBV Dilution @ Closing
(11.3%)
(9.0%)
Comparable M&A Median(1)


TBV Earnback
2.4yrs
3.0yrs
Comparable M&A Median(1)


Relative Accretion
EPS Accretion as a Multiple of TBV Dilution
5.1x
3.1x
Comparable M&A Median(1)

Note: Tangible book value earnback calculated using the crossover method. (1) Includes nationwide bank and thrift deals since 2020 where target (legal seller) assets were 40-60% of buyer (legal acquirer) assets and target assets were less than $50bn.

18

Executives 13% Commercial 5% Retail/Consumer 24% Credit/Other 23% Operations & IT 28% Finance & Audit 6% Risk/Compliance 2% 19 Anticipated Merger Synergies & Profitability Acceleration Source: S&P Global Market Intelligence, Company Documents. Note: Pro forma financials include the impact of purchase accounting adjustments and balance sheet strategies. Note: Please see peer group criteria on page 3. Achievable Cost Synergies Projected Efficiency Ratio Cost Synergy Identified Areas Expected to Meaningfully Accelerate the PFIS' Profitability Recovery to Above Peer Levels Projected Return on Average Assets 0.87% Peer(1) Median 2023Q2 64% Peer(1) Median 2023Q2 56.3% 64.4% 64.4% 64.4% 55% 55% 2022 Actual 2023E 2024E 2025E PFIS Pro Forma 1.12% 0.83% 0.70% 0.71% 0.98% 1.11% 2022 Actual 2023E 2024E 2025E PFIS Pro Forma ▪ Identification of $11.5 million in anticipated annual pre-tax cost savings on the last twelve months non-interest expense base − ~ 30% of FNCB expenses − ~10% of the combined base − Fully phased-in by 2025 ▪ Analysis Process − “Bottoms up” approach − Employee level analysis − Multiple joint management sessions

Projected Valuation Upside

	Peoples Financial Services Corp. / FNCB Bancorp, Inc.	$3-$10 B Asset Sized Public Banks: Mid-Atlantic / Northeast	$3-$10 B Asset Sized Public Banks: Nationwide
Profitability[1]	***2025 Estimated***		
Earnings Per Share	**$6.29**	$7.46	$7.77
Core ROATCE	**~16%**	14%	15%
Core ROAA	**~1.11%**	1.0%	1.2%
Net Interest Margin	**~2.97%**	3.1%	3.5%
Efficiency Ratio	**~55%**	60%	58%
Balance Sheet and Capital at Close[2]	**@ Closing**[3]		
Loans / Deposits	**~83%**	94%	92%
TCE / TA	**~6.5%**	8.0%	7.9%
CET1 Ratio (BHC)	**~10.0%**	11%	11%
Total Risk-Based (BHC)	**~11.7%**	13.9%	14.0%
CRE / TRBC (BHC)	**~310%**	300%	261%
Implied Trading Multiples		**Nationwide $3-$10 B Asset Sized Public Banks: Current**	**Nationwide $3-$10 B Asset Sized Public Banks: 10 Yr. Avg.**
Price / 2024 EPS	**7.0x**[4]	8.4x	12.8x
Trading Multiple Differential		*20%*	*83%*
Price / TBV @ Closing	**1.27x**[4]	1.07x	1.48x
Trading Multiple Differential		*(16%)*	*16%*

Source: S&P Global Market Intelligence, Factset. Note: Market data as of September 26, 2023. Note: Please see peer group criteria on page 3. (1) Profitability metrics for PFIS/FNCB estimated as of first full year of pro forma operation, FY 2025; last twelve months as of most recent quarter for Peers. (2) Balance sheet and capital metrics for PFIS/FNCB are estimates at closing including purchase accounting adjustments and balance sheet and merger adjustments; as of most recent quarter for Peers. (3) Pro forma ratios are estimates at deal closing estimates at closing including all purchase accounting adjustments and other merger adjustments. (4) Assumes PFIS price of $44.13 (see page 6) and assumes 2025 pro forma EPS and at close tangible book value (see pages 27-29).

20

21 Meaningful Acceleration of FNCB Net Income & EPS FNCB shareholders will own approximately 29% of the combined entity that has year-to-date annualized net income of $47 million(1), inclusive of projected synergies, merger adjustments and purchase accounting impacts $13.1 $19.2 Net Income(1) Diluted Earnings per Share(1) Source: S&P Global Market Intelligence, Factset. Note: Pro forma financials including all purchase accounting adjustments and other merger adjustments. (1) See page 28 for year-to-date pro forma net income reconciliation $0.66 $0.96 FNCB Standalone FNCB 29% Ownership in Pro Forma FNCB Standalone FNCB 29% Ownership in Pro Forma $ in millions

Comprehensive Due Diligence

- **Full management review of all key functional areas for both companies**
- **External and internal review of each loan portfolio**
  - Same third party utilized
- **Third party advisors are utilized in balance sheet analytics including pro forma interest rate risk and liquidity modeling**
  - Same third party utilized
- **Both entities have M&A integration experience and will jointly lead the integration process**
- **Systems conversion targeted for Q2 2024**

Credit Due Diligence Details

In depth review of FNCB loan portfolio

~70%	~20%
of Commercial Loan Portfolio	*of the Leasing Portfolio*

Sampling of residential/consumer books

Reserves / Loans



0.82%
1.17%
1.02%
PFIS 6/30/23
Pro Forma @ Close
Peer Median

Corporate	Deposits	Operations & Technology	Real Property & Other Contractual Obligations	Compliance
Loans	Financial	Employees & Benefit Plans	Legal	Trust & Wealth Management

Source: S&P Global Market Intelligence, Management Guidance.
Note: Peer data is most recent quarter available. Note: Please see peer group criteria on page 3.

22

III. Conclusion

Impact on Our Constituencies & Key Stakeholders Our Borrowers / Depositors Our Safety & Soundness ▲ Improved liquidity ratios ▲ Capital ratios remain significantly above well-capitalized levels ▲ Enhances reserves/loans and improves key credit metrics ▲ Lowers CRE concentration ratios ▲ Enhances profitability margins and overall net income ▲ Positions the company to more easily and efficiently access the capital markets if needed in the future Our Employees / Culture ▲ Like-minded culture and operating philosophy ▲ Continuation of regional go-to market business model with localized underwriting and credit decisions ▲ High degree of familiarity between management teams significantly lowers merger integration risk ▲ Both entities have a shared history investing into the local communities they serve 24 ▲ Wider product suite and customer service capabilities to benefit existing relationships of each party ▲ Increase in size creates an opportunity to capture additional wallet share from customers and develop new relationships that were previously considered too large to bank ▲ Combined company can continue to invest in best-in-class technology and digital delivery channels

Investment Thesis 25 ▲ Combined bank projected to have an improved balance sheet and revenue diversification ▲ Expected to improve liquidity through fair value of FNCB’s balance sheet ▲ Projected to meaningfully increase net income, profitability ratios and expected dividends ▲ Accelerated TBV dilution earn back ▲ Combined history of effective growth strategies ▲ Maintained well-capitalized status ▲ Compatible management cultures, combination adds significant depth at executive ranks Key Drivers of Transaction

IV. Appendix

Pro Forma Net Income Reconciliation

($ in millions, except per share data)	Current GAAP		Proposed GAAP (excluding CECL Double Count)	
Pro Forma GAAP:	**Pro Forma 2024E**	**Pro Forma 2025E**	**Pro Forma 2024E**	**Pro Forma 2025E**
Base Combined Net Income to Common	**$37.5**	**$44.4**	**$37.5**	**$44.4**
After-tax Transaction Adjustments:				
Cost Savings	4.5	9.1	4.5	9.1
Opportunity Cost of Cash	(0.5)	(0.7)	(0.5)	(0.7)
Accretion of HTM Marks and AOCI	5.5	6.8	5.5	6.8
Accretion of Loan Interest Rate Mark	6.0	7.1	6.0	7.1
Accretion of Non-PCD Credit Mark	1.7	2.0	0.0	0.0
Accretion of Other Interest Rate Marks	(0.8)	(0.7)	(0.8)	(0.7)
Accretion of Other Fair Value Marks	0.1	0.1	0.1	0.1
Core Deposit Amortization	(3.7)	(4.6)	(3.7)	(4.6)
Total Adjustments	**$12.9**	**$19.1**	**$11.2**	**$17.1**
Pro Forma GAAP Net Income to Common	**$50.4**	**$63.6**	**$48.7**	**$61.6**
Pro Forma Average Diluted Shares (mil)	9.37	10.10	9.37	10.10
Pro Forma GAAP EPS	**$5.4**	**$6.3**	**$5.2**	**$6.1**
PFIS Standalone	**$3.77**	**$3.95**	**$3.77**	**$3.95**
Accretion (Dilution)	***43%***	***59%***	***38%***	***54%***
Pro Forma Adjusted EPS Excluding Purchase Accounting:				
Net Purchase Accounting Impact	(8.9)	(10.7)	(7.2)	(8.7)
Pro Froma Net Income to Common Excluding Purchase Accounting	$41.5	$52.8	$41.5	$52.8
Pro Forma Adjusted EPS Excluding Purchase Accounting	**$4.43**	**$5.23**	**$4.43**	**$5.23**
Accretion (Dilution)	*18%*	*32%*	*18%*	*32%*

Note: Excludes restructuring charges and After-tax Charge to Establish CECL Day 1 ACL (Non-PCD "Double Count"). Proposed GAAP illustrates the potential new FASB Implementation to eliminate the CECL Day 2 credit provision double count and amortization of Non-PCD credit discount amortization.

27

FNCB Year-To-Date (YTD) Core Net Income Reconciliation

YTD EPS Accretion to FNCB

$ in 000s	2023 YTD Annualized
FNCB Core Net Income to Common	$13,076
FNCB Average Diluted Shares	19,703.089
FNCB Core Earnings per Share	$0.66
Combined Core Net Income to Common	$46,956
Plus: Merger Adjustments	$19,132
Pro Forma Core Net Income	$66,088
Pro Forma Core EPS Adjusted for Exchange Ratio	$0.96
Core Net Income Accretion to FNCB	**47%**
Core EPS Accretion to FNCB	**44%**

Peoples Financial Services Corp. Core Earnings

	2023Q1	2023Q2	Year-to-Date Annualized
GAAP Net Income	$7,579	$9,425	$34,008
Adjustments:			
Loss on Sale of Securities	(81)	0	($162)
Tax Adjustment	17	0	$34
Core Net Income	**$7,515**	**$9,425**	**$33,880**
Average Diluted Shares Outstanding	7,189.970	7,177.915	7,177.915
Core Earnings per Share	**$1.05**	**$1.31**	**$4.72**

FNCB Bancorp, Inc. Core Earnings

	2023Q1	2023Q2	Year-to-Date Annualized
GAAP Net Income	$2,663	$2,805	$10,936
Adjustments:			
Loss on Sale of Securities	346	943	$2,578
Tax Adjustment	(59)	(160)	($438)
Core Net Income	**$2,950**	**$3,588**	**$13,076**
Average Diluted Shares Outstanding	19,690.859	19,715.136	19,715.136
Core Earnings per Share	**$0.15**	**$0.18**	**$0.66**

Source: Management Guidance, S&P Global Market Intelligence, Company Press Release.

28

Pro Forma Tangible Common Equity Reconciliation

($ in millions, except per share data) Current GAAP	Estimated at Close (3/31/2024)	Common Shares Outstanding	TBV
PFIS Tangible Common Equity	$279.3	7.13	$39.2
Stock Consideration to FNCB	129.7	2.92	
Goodwill Created	(5.0)		
Core Deposit Intangibles	(34.6)		
PFIS After-tax Day 1 Deal Costs	(12.2)		
After-tax CECL Day 1 ACL (Non-PCD "Double Count")	(8.0)		
	$70.0	2.92	
Pro Forma Tangible Common Equity	$349.3	10.05	$34.7
Accretion/ (Dilution)			***(11.31%)***
Earnback (years)			**2.37**
Proposed GAAP			
Eliminate CECL Double Count	8.0		
Pro Forma Tangible Common Equity	$357.3	10.05	$35.5
Accretion/ (Dilution)			***(9.28%)***
Earnback (years)			**2.17**

Calculation of Goodwill	Estimated at Close
Stock Consideration to FNCB	$129.7
FNCB Stand Alone Tangible Common Equity	130.3
FNCB After-tax Deal Costs	(3.3)
After-tax Loan Interest Rate Mark	(28.9)
After-tax Loan Net Credit Mark	(6.3)
After-tax Other Interest Rate Marks	3.1
After-tax Other Fair Value Marks	2.5
CDI (Net of DTL)	27.3
FNCB Adjusted Tangible Common Equity	$124.8
Goodwill Created	**$ 5.0**

Note: Includes restructuring charges and After-tax Charge to Establish CECL Day 1 ACL (Non-PCD "Double Count"). Proposed GAAP illustrates the potential new FASB Implementation to eliminate the CECL Day 2 credit provision double count and amortization of Non-PCD credit discount amortization.

29

30 Uninsured Deposits Walk Source: S&P Global Market Intelligence, FDIC. Note: Financial data as of, or for the quarter ended, June 30, 2023. Bank-level regulatory data used. (1) Excludes impact of purchase accounting adjustments and balance sheet strategies. $ in millions Uninsured Deposits (per FDIC definition) $821 $625 $1,446 Less: Transaction Acct: State & Political 63 258 321 Less: Nontransaction Acct: State & Political 401 37 438 Uninsured excluding Fully Collateralized Public Funds $357 $330 $687 Total Deposits $3,231 $1,476 $4,707 Uninsured Deposits (per FDIC definition) / Total Deposits 25% 42% 31% Uninsured excluding Fully Collateralized Public Funds / Total Deposits 11% 22% 15% Pro Forma Combined(1)

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